CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 27, 2012, with respect to the financial statements of AllianceBernstein Balanced Shares, Inc. for the fiscal year ended November 30, 2011, which is incorporated by reference in the Post-Effective Amendment No. 112 to the Registration Statement (Form N-1A No. 2-10988) of AllianceBernstein Balanced Shares, Inc.

                                                        ERNST & YOUNG LLP



New York, New York
February 28, 2012